EXHIBIT C

                 2007 AMENDED AND RESTATED STANDSTILL AGREEMENT

     THIS 2007 AMENDED AND RESTATED STANDSTILL AGREEMENT (this "Agreement"), dated as of July 16, 2007, is by and among PRG-SCHULTZ INTERNATIONAL, INC., a Georgia corporation (the "Company"), and each of the other parties identified on the signature pages hereto (collectively, the "Investors").

                             W I T N E S S E T H

     WHEREAS, the Investors are the Beneficial Owners of shares of the Common Stock of the Company and desire to have the ability to acquire additional shares of such Common Stock;

     WHEREAS, the Investors also own certain 9% Series A Convertible Preferred Stock of the Company (the "Series A Preferred"), 10% Convertible Notes of the Company (the "10% Notes") and 11% Senior Notes of the Company (the "11% Notes");

     WHEREAS, Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG are among the lenders to the Company pursuant to a certain Financing Agreement, dated as of March 17, 2006, by and among PRG-Schultz International, Inc., as Parent, PRG-Schultz USA, Inc., as Borrower, certain subsidiaries of Parent, as Guarantors, the lenders from time to time party thereto, Ableco Finance LLC, as collateral agent for the lenders, and The CIT Group/Business Credit, Inc., as administrative agent for the Lenders (the "Financing Agreement");

     WHEREAS, the Company has adopted that certain Shareholder Protection Rights Agreement (the "Rights Agreement") dated as of August 9, 2000, as amended effective on May 15, 2002, August 16, 2002, November 7, 2005, November 14, 2005 and March 16, 2006, between the Company and First Union National Bank, as Rights Agent;

     WHEREAS, the Investors and the Company entered into an Amended and Restated Standstill Agreement with the Company as of August 21, 2002 (the "2002 Standstill Agreement"), as amended and restated on November 14, 2005 (the "2005 Standstill Agreement");

     WHEREAS, the Company has requested that the Investors and/or certain Controlled Affiliates take certain actions to facilitate the refinancing of the Financing Agreement and the redemption and/or refinancing of the Series A Preferred, the 10% Notes and the 11% Notes, which actions would include the conversion into Common Stock of certain of the Series A Preferred and 10% Notes held by the Investors (collectively, the "Refinancing"); and

     WHEREAS, in connection with the Refinancing, the parties to the 2005 Standstill Agreement have agreed to enter into this Agreement to amend certain provisions thereof and intend that this Agreement supersede the 2005 Standstill Agreement in its entirety.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. Definitions. Capitalized terms used in this Agreement which are not otherwise defined by this Agreement are used with the same meanings ascribed to such terns in the Rights Agreement, as amended through the date hereof. In addition, unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

           (a) "13D Group" means any "group" (within the meaning of Section 13(d) of the Exchange Act) formed for the purpose of acquiring, holding, voting or disposing of Voting Stock of the Company.

           (b) A Person shall be deemed the "Beneficial Owner", and have
             "Beneficial Ownership" of, and to "Beneficially Own", any
            securities as to which such Person or any of such Person's
            Affiliates or Associates is or may be deemed to be the beneficial owner pursuant to Rules 13d-3 and 13d-5 under the Exchange Act as such Rules are in effect on the date of this Agreement as well as any securities as to which such Person or any of such Person's affiliates has the right to become the Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the rights granted under the Rights Agreement), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner", or to have "Beneficial Ownership" of, or to "Beneficially Own", any security (i) solely because such security has been tendered pursuant to a tender or exchange offer made by such Person or any of such Person's affiliates until such tendered security is accepted for payment or exchange or (ii) solely because such Person or any of such Person's affiliates has or shares the power to vote or direct the voting of such security pursuant to a revocable proxy given in response to a public proxy or consent solicitation made to more than ten holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act and pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report). For purposes of this Agreement, in determining the percentage of outstanding shares of Common Stock with respect to which a Person is the Beneficial Owner, all shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding. Notwithstanding anything in this paragraph to the contrary, a Person shall not be deemed the "Beneficial Owner" of, or to
             "Beneficially Own", any security beneficially owned by another
            Person solely by reason of an agreement, arrangement or understanding with such other Person for the purposes of: (x) soliciting the Company's stockholders for the election of director nominees or any other stockholder resolution, the formation of and membership on any committee for the purpose of promoting or opposing any stockholder resolution or for electing a slate of nominees to the Board, service on such a slate of nominees, or agreement to serve on a slate of director nominees, provided that such other Person retains the right at any time to withdraw as a nominee or member of any such committee, and to withhold or revoke any vote or proxy for or against any such stockholder resolution or for such slate of nominees; (y) entering into revocable voting agreements or the granting or solicitation of revocable proxies with respect to any of the matters described in the foregoing clause (x); or (z) the sharing of expenses and the indemnification against expenses and liabilities by any such other Person with respect to expenses incurred or conduct occurring during the time such other Person is a nominee or a member of any such committee described in the foregoing clause (x).

           (c) "Change of Control" shall mean (i) the acquisition by a Third Party of more than 50% of the Company's then outstanding Voting Stock, excluding however, a purchase agreement with an underwriter or group of underwriters in a registered public offering to the public; (ii) the consummation of a merger, acquisition, consolidation or reorganization or series of such related transactions involving the Company, unless immediately after such transaction or transactions, the shareholders of the Company immediately prior to such transaction shall Beneficially
            Own at least 50% of the outstanding Voting Stock of the Company
             (or, if the Company shall not be the surviving company in such merger, consolidation or reorganization, the Voting Stock of the surviving corporation issued in such transaction or transactions in respect of Voting Stock of the Company shall represent at least 50% of the Voting Stock of such surviving corporation);
             (iii) a change or changes in the membership of the Company's
            Board of Directors which represents a change of a majority of such membership during any twelve-month period (unless such change or changes in membership are caused by the actions of the then-existing Board of Directors); or (iv) the consummation of a sale of all or substantially all of the Company's assets unless immediately after such transaction, the shareholders of the Company immediately prior to such transaction shall Beneficially Own at least 50% of the Voting Stock of the acquiring company.

           (d) "Common Stock" shall mean the common stock, no par value per share, of the Company.

           (e) "Controlled Affiliate" shall mean any Investor or any Person that is directly or indirectly, controlling, controlled by or under common interest with any Investor.

           (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

           (g) "Investor Tender Offer" shall mean a bona fide public tender offer subject to the provisions of Regulation 14D under the Exchange Act, by an Investor (or any 13D Group that includes an Investor) to purchase or exchange for cash or other consideration all of the outstanding shares of Common Stock (other than Common Stock owned by the Investors or their Controlled Affiliates) and which has a minimum condition of such number of shares of Common Stock that would result in the Investors or their Controlled Affiliates Beneficially Owning not less than 51% of the shares of outstanding Common Stock on a fully-diluted basis (including all shares of Common Stock issuable upon exercise of any option, warrant, conversion right or other right to acquire Common Stock, whether or not then exercisable).

           (h) "Person" shall mean any individual, partnership, association, group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect as of the date of this Agreement), corporation or other entity.

           (i) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

           (j) "Third Party" shall mean any Person other than any Investor or any Affiliate or Associate of an Investor.

           (k) "Total Current Voting Power" shall mean, with respect to any corporation, the total number of votes that may be cast in the election of members of the board of directors of the corporation if all securities entitled to vote in the election of such directors (excluding shares of preferred stock that are entitled to elect directors only upon the occurrence of customary events of default) are present and voted.

           (l) "Voting Stock" of any Person shall mean any securities entitled to vote generally in the election of directors of such Person, or any direct or indirect rights or options or warrants to acquire any such securities or any securities convertible or exercisable into or exchangeable for such securities, whether or not such securities are so convertible, exercisable or exchangeable at the time of determination, except that the Convertible Notes shall not be included as part of the Voting Stock.

     2. Amendment to Rights Agreement. With the goal of ensuring that Investors shall not be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement) for so long as they have not breached any of the representations, warranties or covenants contained in this Agreement, the Company's Board of Directors will promptly amend the Rights Agreement, such that the Rights Agreement amendment will be effective prior to or concurrently with the effectiveness of this Agreement pursuant to Section 7, to provide that the Investors shall not be deemed an Acquiring Person thereunder for so long as (a) this Agreement is in effect and (b) the Investors have not acquired Beneficial Ownership of any Common Stock after the date hereof, if, after such acquisition, the Investors would be the \Beneficial Owners of more than 49.9% of the Common Stock then outstanding (the "Limit"); provided, however, that the amendment to the Rights Agreement will provide that any termination of this Agreement by the Company in accordance with the terms hereof or delivery of any notice of termination by Investors, in each case pursuant to Section 16 hereof, shall rescind the amendment and cause the Investors' full Beneficial Ownership of Common Stock to be considered for purposes of determining whether or not Investors are an Acquiring Person; provided, further, however, that neither any stock split, share dividend, recapitalization, reclassification or other similar transaction effected by, or with approval of, the Board of Directors of the Company, nor any transfer of Beneficial Ownership of Common Stock between or among Investors and/or their Controlled Affiliates that does not change the total number of shares of Common Stock Beneficially Owned by the Investors and their Controlled Affiliates in the aggregate shall be considered an "acquisition". In furtherance and not in limitation of the preceding sentence, if there shall be a reduction in the total number of shares of Common Stock of the Company and, as a result of such reduction, the Investors and/or their Controlled Affiliates shall become the Beneficial Owners of more than 49.9% of the Common Stock, the Investors and their Controlled Affiliates shall not be deemed an Acquiring Person unless thereafter they acquire Beneficial Ownership of any additional shares of Common Stock at a time when they are (or by such acquisition become) Beneficial Owners of more than 49.9% of the Common Stock.

     3. Representations and Warranties by Investors. Each of the Investors hereby severally represents and warrants to the Company as follows:

           (a) Such Investor has all requisite corporate and other power and authority (if applicable) to execute, deliver and perform their respective obligations under this Agreement. The execution, delivery and performance of this Agreement by such Investor and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate and other action (if applicable) on the part of such Investor.

           (b) This Agreement has been duly executed and delivered by such Investor and constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors rights generally or by general principles of equity.

           (c) No governmental consent, approval, authorization, license or clearance, or filing or registration with any governmental or regulatory authority, is required in order to permit such Investor to perform its respective obligations under this Agreement, except for such as have been obtained.

           (d) The shares of Common Stock and other securities set forth on
            Schedule 1 attached hereto represent all of the shares of capital stock of the Company, if any, which are Beneficially Owned by such Investor on the date hereof. Such securities are owned free and clear of any charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, encumbrance or similar restriction. Such Investor does not have the right to vote shares of capital stock of the Company other than those set forth on Schedule 1 with respect to such Investor, and such Investor has not granted any other Person the right to vote such shares.

     4. Representations and Warranties of the Company. The Company represents and warrants to the Investors as follows:

           (a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company.

           (b) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.

           (c) No governmental consent, approval, authorization, license or clearance, or filing or registration with any governmental or regulatory authority, is required in order to permit the Company to perform its obligations under this Agreement, except for such as have been obtained.

     5. Standstill Provisions. Each of the Investors hereby severally agrees that neither it nor any Controlled Affiliate of such Investor will singularly or together with any other Person directly or indirectly, in each case unless specifically requested to do so in writing in advance by the Board of Directors of the Company:

           (a) Acquire, offer or agree to acquire (whether publicly or otherwise) in any manner, any Voting Stock of the Company or its subsidiaries (or Beneficial Ownership thereof), if, after taking into account the shares acquired in such acquisition, the Investors would be the Beneficial Owners of more than 49.9% of the Common Stock, except for securities acquired pursuant to a stock split, share dividend, recapitalization, reclassification or similar transaction effected by or with the approval of the Board of Directors of the Company.

           (b) Make or in any way propose or participate in any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 of the Exchange Act), solicit any consent, or communicate with in any material respect, or seek to advise or influence any Person (other than the Investors and their Controlled Affiliates) with respect to the solicitation or voting of any Voting Stock of the Company in opposition to any matter that has been recommended by the Board of Directors of the Company or in favor of any matter that has not been approved by the Board of Directors of the Company, or become a "participant"
             (as defined in Instruction 3 to Item 4 of Rule 14a-101 under the
            Exchange Act) in any contested election of directors of the Company, or threaten or propose to do the same or publicly announce an intention to do the same.

           (c) Form, or be a member of, join or encourage the formation of any Person (other than the group consisting solely of the Investors and their Controlled Affiliates) with respect to the acquisition of any material assets of the Company or any of its subsidiaries or any Voting Stock of the Company or its subsidiaries if such Person would Beneficially Own more than 49.9% of such Voting Stock.

           (d) Call or seek to have called any meeting of the shareholders of the Company other than through participation as a director of the Company and with the prior approval of the Board.

           (e) Initiate, propose or otherwise solicit shareholders of the Company for the approval of any shareholder proposal with respect to the Company as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any Person to initiate any such shareholder proposal, in opposition to any matter that has been recommended by the Board or in favor of any matter that has not been approved by the Board.

           (f) Without the prior written permission of the Board of Directors of the Company, solicit, seek to effect, negotiate with or provide any non-public information to any Person with respect to, or make any statement or proposal, whether written or oral, or otherwise make any public announcement or proposal whatsoever with respect to (i) a merger or acquisition of the Company or any other business combination involving the Company, (ii) the sale of all or a substantial portion of the assets of the Company and its subsidiaries, (iii) the purchase of equity securities of the Company (except as permitted in Section 5(a)) or any of its subsidiaries, whether by tender offer, exchange offer or otherwise, (iv) the liquidation of the Company, (v) the recapitalization of the Company, (vi) any other extraordinary business transaction with respect to the Company, or (vii) any other matter involving the Company, or take any action which might require or result in a public announcement by or with respect to the Company or with respect to any such matters
             (except that the foregoing shall not restrict communications among the Investors and their Controlled Affiliates); provided, however, that this Section 5(f) shall not apply to any privately negotiated sale to a third party of Voting Stock of the Company owned by an Investor or Controlled Affiliate.

           (g) Instigate or assist, or enter into any arrangements with, any Third Party to do any of the actions described in this Section 5.

Anything in this Section 5 to the contrary notwithstanding, this Section 5 shall not prohibit or restrict (i) any Investor affiliate serving as a director of the Company from acting in compliance with his fiduciary duties to the Company in such capacity, and (ii) any disclosure pursuant to Section 13(d) of the Exchange Act which an Investor reasonably believes, based on the advise of outside counsel, is required in connection with any action taken by such Investor that is otherwise in compliance with this agreement.

     6. Suspension of Restrictions. The limitations provided in Section 5 shall immediately be suspended upon the earliest occurrence of any of the following events:

           (a) The occurrence of a "Change of Control" of the Company.

           (b) The public announcement by the Company that it is for sale or that it has accepted an offer from any party for any business combination, sale or similar extraordinary transaction involving the Company or all or substantially all of its assets.

           (c) The execution of a definitive agreement by the Company which, if consummated, would result in a Change of Control of the Company.

           (d) The adoption by the Board of Directors of a plan of complete liquidation or dissolution or the filing by the Company, or commencement against the Company, of any petition for relief under Title 11 of the Unites States Code or the filing by the Company, or commencement against the Company, of any petition for relief under Title 11 of the United States Code.

To the extent a widely disseminated public announcement thereof has not already been made, the Company shall provide the Investors with prompt written notice of the occurrence of any of the events set forth in this Section. Upon any (i) public withdrawal of any "for sale" notice referred to in Section 6(b), (ii) termination of any agreement referred to in Section 6(c) without consummation thereof, or (iii) termination of the plan of liquidation referenced in Section 6(d), as the case may be, the limitations provided in this Agreement (except to the extent then suspended as a result of any other event specified in this Section) shall again be applicable to the extent provided herein; provided, however, that, in the case of clauses
(i), (ii) or (iii) above, prior to such public withdrawal or auction termination, agreement termination or plan termination, as the case may be,
(A) the Investors and their Controlled Affiliates have not acquired actual ownership of Voting Stock of the Company representing in the aggregate a majority of the Total Current Voting Power of the Company and (B) no Investor or its Controlled Affiliate has commenced a Investor Tender Offer.

     7. Effectiveness of Agreement. This Agreement shall not be effective until such time as (i) the Company shall have obtained the consent of the lenders under the Financing Agreement or the Financing Agreement has been paid off in full, and (ii) (A) it has been approved by holders of a majority of the aggregate principal amount of the 11% Notes then outstanding, as provided for pursuant to the terms of the Indenture governing the 11% Notes (the "Senior Notes Indenture") or (B) Company shall have discharged its obligations under, or otherwise terminated, the Senior Notes Indenture.
Until such time as the conditions set forth in this Section 7 have been met, the 2005 Standstill Agreement shall remain in full force and effect. For purposes of this Agreement and for the avoidance of doubt, the Senior Notes Indenture will be deemed to be terminated at such time as each of the outstanding 11% Notes is the subject of a redemption notice and the Company has deposited the funds with the trustee of the Senior Notes Indenture of the aggregate consideration sufficient to redeem all outstanding 11% Notes.

     8. Enforcement. Each of the Investors, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically its provisions in any court having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

     9. Entire Agreement; Waivers. This Agreement, when effective pursuant to Section 7 hereof, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter (including the 2002 Standstill Agreement and the 2005 Standstill Agreement), provided that (i) the certain confidentiality agreement dated as of February 5, 2007, between Blum Capital Partners, L.P. and the Company and (ii) the certain Conversion and Support Agreement of even date herewith between Blum Capital Partners, L.P. and the Company, shall not be affected hereby and shall remain in full force and effect until terminated in accordance with their respective terms and provided further that to the extent there is any conflict between the provisions of such agreements and this Agreement, the provisions of those agreements shall apply until such agreements are terminated in accordance with their respective terms. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof or thereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (i) in the case of a waiver by the Company, by the Company and (ii) in the case of a waiver by the Investors, by the Investors against which enforcement of such waiver is sought.

    10. Amendment or Modification. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by the Company and the Investors against which enforcement of such amendment is sought.

    11. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, and each successor shall be deemed to be a party hereto for all purposes hereof. The terms and provisions of this Agreement shall not be binding upon any transferee (other than an Investor or a Controlled Affiliate of an Investor) that purchases any securities subject to this Agreement without violation of any provision of this Agreement. An Investor may not assign or transfer any of its rights or obligations hereunder (whether to a transferee of shares of Common Stock or otherwise) without the prior written consent of the Company, and no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.
    12. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

    13. Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

    14. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart will be an original instrument.

    15. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing (including telecopy or similar teletransmission), addressed as follows:

If to the Company, to:

PRG-Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, Georgia 30339
Attention: Victor A. Allums
Telephone No.: (770) 779-6610
Facsimile No.: (770) 779-3034

with a copy to:

Troutman Sanders LLP
600 Peachtree Street, NE
Suite 5200
Atlanta, Georgia 30308
Attention: David W. Ghegan
Telephone No.: (404) 885-3139
Facsimile No.: (404) 962-6599

If to the Investors, to:

Blum Capital Partners, L.P.
909 Montgomery Street
Suite 400
San Francisco, California 94113
Attention: Gregory Hitchan
Facsimile No.: (415) 283-0653

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
1875 Pennsylvania Avenue, N.W.
Washington, D.C.  20006
Attention: Eric R. Markus
Telephone: (202) 663-6000
Facsimile: (202) 663-6363

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) in the case of any notice or communication sent other than by mail, on the date actually delivered to such address (evidenced, in the case of delivery by overnight courier, by confirmation of delivery from the overnight courier service making such delivery, and in the case of a telecopy, by receipt of a transmission confirmation form or the addressee's confirmation of receipt), or (b) in the case of any notice or communication sent by mail, three business days after being sent, if sent by registered or certified mail, with first-class postage prepaid. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

    16. Termination. Once this Agreement has become effective pursuant to Section 7 hereof, this Agreement shall remain in full force and effect until terminated in accordance with this Section. This Agreement may be terminated by 2/3's of the Investors, at any time the Investors' aggregate Beneficial Ownership of Common Stock is below 15%, by giving 30 days' advance written notice to the Company. Except as set forth in the following two sentences, all of the provisions of this Agreement shall remain in full force and effect for 30 days following receipt of such notice by the Company, regardless of whether or not Investors shall thereafter become an Acquiring Person pursuant to the Rights Agreement during such 30 day period. Section 5(a) shall terminate upon the Company's receipt of such notice. This Agreement may be terminated by the Company ten days after written notice to Investors following any material breach by any Investor of any provision hereof, including without limitation any breach of Section 5 hereof, if such breach is not cured within such ten-day notice period.

    17. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive law of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any other jurisdiction.

    18. Non-Exclusive Submission to Jurisdiction. Any disputes arising out of or in connection with this Agreement may be adjudicated in the United States District Court for the Northern District of Georgia or in a court of competent civil jurisdiction in the State of Georgia. Each party hereto irrevocably submits to the personal jurisdiction of such courts for the purposes of any such suit, action, counterclaim or proceeding arising out of this Agreement (collectively, a "Suit"). Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or the venue of such Suit is improper; provided, however, that nothing herein shall be construed as a waiver of any right that any party hereto may have to remove a Suit from a court sitting in the State of Georgia to the United States District for the Northern District of Georgia. Each of the parties hereby agrees that service of all writs, process and summonses in any Suit may be made upon such party by mail to the address as provided in this Agreement. Nothing herein shall anyway be deemed to limit the ability of any party to serve any such writs, process or summonses in any other matter permitted by applicable law.


                                 * * * * * *




     IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed as of the date first above written by their respective duly authorized representatives.

                                     The Company:

                                     PRG-SCHULTZ INTERNATIONAL, INC.

                                     By:  /s/ James B. Curry

                                     Name: James B. McCurry
                                     Title: President, Chief Executive
                                     Officer and Chairman of the Board

                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]


                                 * * * * * *



                                     The Investors:

                                     BLUM CAPITAL PARTNERS, L.P.

                                     By: Richard C.  Blum & Associates, Inc.,
                                     its General Partner


                                     By:  /s/ Gregory D. Hitchan
                                     Gregory Hitchan,
                                     General Counsel and Secretary
                                     RICHARD C.  BLUM & ASSOCIATES, INC.


                                     By:  /s/ Gregory D. Hitchan
                                     Gregory Hitchan,
                                     General Counsel and Secretary
                                     BLUM STRATEGIC GP, L.L.C.


                                     By:  /s/ Gregory D. Hitchan
                                     Gregory Hitchan, Member
                                     BLUM STRATEGIC GP II, L.L.C.


                                     By:  /s/ Gregory D. Hitchan
                                     Gregory Hitchan, Member
                                     BLUM STRATEGIC PARTNERS, L.P.

                                     By: BLUM STRATEGIC GP, L.L.C.


                                     By:  /s/ Gregory D. Hitchan
                                     Gregory Hitchan, Member



                                     BLUM STRATEGIC PARTNERS II, L.P.

                                     By: BLUM STRATEGIC GP II, LLC,
                                     its General Partner


                                     By:  /s/ Gregory D. Hitchan
                                     Gregory Hitchan, Member
                                     RICHARD C. BLUM


                                     By:  /s/ Gregory D. Hitchan
                                     Gregory Hitchan, Attorney-in-Fact
                                     BK CAPITAL PARTNERS IV, L.P.
                                     STINSON CAPITAL PARTNERS, L.P.
                                     STINSON CAPITAL PARTNERS II, L.P.
                                     STINSON CAPITAL PARTNERS QP, L.P.
                                     STINSON CAPITAL PARTNERS S, L.P.

                                     By: BLUM CAPITAL PARTNERS, L.P.,
                                     its General Partner

                                     By: Richard C.  Blum & Associates, Inc.,
                                     its General Partner


                                     By:  /s/ Gregory D. Hitchan
                                     Gregory Hitchan,
                                     General Counsel and Secretary

                                     STINSON CAPITAL FUND (CAYMAN), LTD.

                                     By: BLUM CAPITAL PARTNERS, L.P.,
                                     its Investment Advisor

                                     By: Richard C.  Blum & Associates, Inc.,
                                     its General Partner


                                     By:  /s/ Gregory D. Hitchan
                                     Gregory Hitchan,
                                     General Counsel and Secretary

                                     BLUM STRATEGIC PARTNERS II GMBH
                                     & CO. KG

                                     By: Blum Strategic GP II, L.L.C.,
                                     its managing limited partner


                                     By:  /s/ Gregory D. Hitchan
                                     Gregory Hitchan
                                     Member and General Counsel


                                 * * * * * *



                                    SCHEDULE 1



Investor:                                  Shares Owned         Derivative
                                            Directly             Shares

Blum Capital Partners, L.P.                       52                 2,114
BK Capital Partners IV, L.P.                   8,300                     0
Stinson Capital Partners, L.P.                14,762               686,438
Stinson Capital Partners II, L.P.             17,870               741,655
Stinson Capital Partners (QP), L.P.           17,375               808,033
Stinson Dominion, L.P.                         4,767               221,719
Blum Strategic Partners, L.P.                 11,770                     0
Blum Strategic Partners II, L.P.             827,640             1,816,684
Blum Strategic Partners II GmbH& Co. KG       17,065                37,454




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